Exhibit 99.1

FOR IMMEDIATE RELEASE

From:	Christy Stoner
Uwharrie Capital Corp
704-991-1138
Date:	March 31, 2011

Uwharrie Capital Corp Announces 2010 Audited Results and New Capital Raised

Albemarle - Uwharrie Capital Corp (UCC), parent company of Bank of Stanly, Anson Bank & Trust and Cabarrus Bank & Trust, filed its annual report on form 10-K with the Securities and Exchange Commission for the year ended December 31, 2010.

On February 10, 2011, management announced unaudited results of $1.4 million in net income for the year ended December 31, 2010. After receiving updated appraisals on certain commercial properties, management has made a decision to make additional provisions for loan loss reserves resulting in reported final Net Income for 2010 of $713,000. In addition, management has added $3.5 million in new capital in the form of subordinated debentures, which increases UCC’s consolidated risk based capital ratio from 14% at December 31, 2010 to approximately 15% at March 31, 2011.

For a complete analysis of the 2010 audited operating results, please visit our website www.uwharriecaptialcorp.com ; click on “other SEC filings” and then 10-K.

This press release contains, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of UCC’s goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. These statements are based upon the current belief and expectations of UCC’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the UCC’s control).

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